Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 13 to the Registration Statement on Form S-14 (File No. 2-96149) and in the Registration Statements on Form S-3 (File No. 333-199694) and Form S-8 (File Nos. 333-28631, 33-10218, 33-13210, 33-14561, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-139523, 333-148070, 333-156188, 333-167516, 333-170185, 333-204477 and 333-209701) of Altria Group, Inc. of our report dated March 14, 2016 (relating to the financial statements of Ambev S.A. and subsidiaries as of and for the year ended December 31, 2015 not presented separately herein), appearing in this Amendment No. 1 to the Current Report on Form 8-K of Altria Group, Inc.,

/s/ Deloitte Touche Tohmatsu
DELOITTE TOUCHE TOHMATSU
Auditores Independentes
Sao Paulo, Brazil

December 23, 2016